DLH Reports Fiscal 2024 First Quarter Results
Further Debt Reduction and Strong Start to Fiscal Year
Atlanta, Georgia – January 31, 2024 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of science research and development, systems engineering and integration, and digital transformation and cyber security solutions to federal agencies, today announced financial results for its fiscal first quarter ended December 31, 2023.

First Quarter Highlights
•First quarter revenue was $97.9 million in fiscal 2024 versus $72.7 million in fiscal 2023, reflecting the impact from the Company's December 2022 acquisition.
•Earnings were $2.2 million, or $0.15 per diluted share, for the fiscal 2024 first quarter versus $1.5 million, or $0.11 per diluted share, for the first quarter of fiscal 2023, reflecting higher income from operations offset by increased interest expense
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $11.1 million for the fiscal 2024 first quarter as compared to $6.3 million in the fiscal 2023 first quarter.
•Total debt at the end of the first quarter was $174.4 million compared to $179.4 million at the end of the fiscal 2023 fourth quarter, reflecting $5 million of voluntary prepayments during the quarter.
•Contract backlog was $653.5 million as of December 31, 2023, versus $704.8 million at the end of the fiscal 2023 fourth quarter.

Management Discussion

"Even with the government operating under a Continuing Resolution for a prolonged period of time, DLH has successfully navigated this period of uncertainty with a high degree of customer satisfaction and solid underlying results," said Zach Parker, DLH President and Chief Executive Officer. "Revenue rose year-over-year, reflecting our strategic acquisition, while we bid on numerous new opportunities enabled by our robust technology platform. Slower-than-expected release of bidding opportunities and decisions on contract awards across multiple fronts is clearly a challenge, but we remain focused on targeting as many avenues for growth acceleration as possible within our target markets. We believe award momentum should build throughout this fiscal year, and our innovative solutions and services are expected to benefit from wide bipartisan support. In the meantime, we continue to pay down our outstanding debt using our strong cash generation. As we face some headwinds in the award environment, we are resolute in our efforts to capitalize on the exceptional performance of our employees, our technology-enabled platforms, and our robust capabilities to expand and grow our contract portfolio."

Results for the Three Months Ended December 31, 2023
Revenue for the first quarter of fiscal 2024 was $97.9 million versus $72.7 million in fiscal 2023, with the year-over-year increase largely from the December 2022 acquisition. The decrease in revenue from the fiscal 2023 fourth quarter is primarily due to the seasonal decrease in billable hours as compared to the three months ended September 30, 2023.

Income from operations was $6.8 million versus $3.9 million in the fiscal 2023 first quarter and, as a percentage of revenue, the Company reported operating margin of 7.0% in fiscal 2024 first quarter versus 5.4% in the prior-year period.

Interest expense was $4.7 million in the fiscal first quarter of 2024 versus $1.8 million in the prior-year period, reflecting higher debt outstanding due to acquisition activity and increased market interest rates. Income before income taxes was $2.2 million for the first quarter this year versus $2.1 million in fiscal 2023, representing 2.2% and 2.9% of revenue, respectively, for each period.

For the three months ended December 31, 2023 and 2022, respectively, DLH recorded a $0.01 million and $0.5 million provision for income tax expense, respectively. The Company reported net income of approximately $2.2 million, or $0.15 per diluted share, for the first quarter of fiscal 2024 versus $1.5 million, or $0.11 per diluted share, for the first quarter of fiscal 2023. As a percentage of revenue for the first quarter of fiscal 2024 and 2023, net income was 2.2% and 2.1%, respectively, reflecting higher income from operations, offset by increased interest expense.

On a non-GAAP basis, EBITDA for the three months ended December 31, 2023, was approximately $11.1 million versus $6.3 million in the prior-year period, or 11.3% and 8.7% of revenue, respectively, reflecting principally the impact of the December 2022 acquisition and the increased operating leverage on general and administrative expenses.
Key Financial Indicators
During the first quarter of fiscal 2024, DLH generated $5.1 million in operating cash. As of December 31, 2023, the Company had cash of $0.1 million and debt outstanding under its credit facilities of $174.4 million versus cash of $0.2 million and debt outstanding of $179.4 million as of September 30, 2023. The Company expects to reduce its total debt balance to between $157.0 million and $153.0 million by the end of fiscal 2024.

As of December 31, 2023, total backlog was approximately $653.5 million, including funded backlog of approximately $132.3 million and unfunded backlog of $521.2 million.
Conference Call and Webcast Details
DLH management will discuss first quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 10:00 AM Eastern Time tomorrow, February 1, 2024. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 1843140.

About DLH
DLH (NASDAQ: DLHC) enhances technology, public health, and cyber security readiness missions through science, technology, cyber, and engineering solutions and services. Our experts solve some of the most complex and critical missions faced by federal customers, leveraging digital transformation, artificial intelligence, advanced analytics, cloud-based applications, telehealth systems, and more. With over 3,200 employees dedicated to the idea that “Your Mission is Our Passion,” DLH brings a unique combination of government sector experience, proven methodology, and unwavering commitment to innovative solutions to improve the lives of millions. For more information, visit www.DLHcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements in this release include, among others, statements regarding estimates of future revenues, operating income, earnings and cash flow. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Our actual results may differ materially from such forward-looking statements made in this release due to a variety of factors, including: the risk that we will not realize the anticipated benefits of acquisitions (including anticipated future financial performance and results); the diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations; the inability to retain employees and customers; contract awards in connection with re-competes for present business and/or competition for new business; our ability to manage our debt obligations; compliance with bank financial and other covenants; changes in client budgetary priorities; government contract procurement (such as bid and award protests, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the impact of inflation and higher interest rates; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as well as subsequent reports filed thereafter. The forward-looking statements contained herein are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and business.

Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements, except as may be required by law.

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com
TABLES TO FOLLOW
DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share amounts)

	Three Months Ended
	December 31,
	2023	2022
Revenue	$97,850	$72,738
Cost of operations:
Contract costs	79,081	57,256
General and administrative costs	7,697	7,424
Corporate development costs	—	1,735
Depreciation and amortization	4,253	2,402
Total operating costs	91,031	68,817
Income from operations	6,819	3,921
Interest expense	4,658	1,830
Income before provision for income taxes	2,161	2,091
Provision for income tax expense	10	544
Net income	$2,151	$1,547

Net income per share - basic	$0.15	$0.12
Net income per share - diluted	$0.15	$0.11

Weighted average common stock outstanding
Basic	14,032	13,306
Diluted	14,796	14,276

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	December 31, 2023	September 30, 2023
ASSETS
Current assets:
Cash	$131	$215
Accounts receivable	55,577	59,119
Other current assets	2,916	3,067
Total current assets	58,624	62,401
Goodwill	138,161	138,161
Intangible assets, net	120,663	124,777
Operating lease right-of-use assets	8,996	9,656
Deferred taxes, net	3,076	3,070
Equipment and improvements, net	1,625	1,590
Other long-term assets	185	186
Total assets	$331,330	$339,841
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$22,307	$29,704
Debt obligations - current, net of deferred financing costs	16,130	17,188
Accrued payroll	15,703	13,794
Operating lease liabilities - current	3,353	3,463
Other current liabilities	564	638
Total current liabilities	58,057	64,787
Long-term liabilities:
Debt obligations - long-term, net of deferred financing costs	151,870	155,147
Operating lease liabilities - long-term	15,042	15,908
Other long-term liabilities	1,559	1,560
Total long-term liabilities	168,471	172,615
Total liabilities	226,528	237,402
Shareholders' equity:
Common stock, $0.001 par value; 40,000 shares authorized; 14,105 and 13,950 shares issued and outstanding at December 31, 2023 and September 30, 2023, respectively	14	14
Additional paid-in capital	100,186	99,974
Retained earnings	4,602	2,451
Total shareholders’ equity	104,802	102,439
Total liabilities and shareholders' equity	$331,330	$339,841

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended
	December 31,
	2023	2022
Operating activities
Net income	$2,151	$1,547
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,253	2,402
Amortization of deferred financing costs charged to interest expense	642	276
Stock-based compensation expense	620	552
Deferred taxes, net	(6)	(13)
Changes in operating assets and liabilities
Accounts receivable	3,542	780
Other assets	510	994
Accounts payable and accrued liabilities	(7,397)	1,075
Accrued payroll	1,909	347
Other liabilities	(1,153)	13
Net cash provided by operating activities	5,071	7,973
Investing activities
Business acquisition, net of cash acquired	—	(179,958)
Purchase of equipment and improvements	(174)	(384)
Net cash used in investing activities	(174)	(180,342)
Financing activities
Proceeds from revolving line of credit	69,831	—
Repayment of revolving line of credit	(64,026)	—
Proceeds from debt obligations	—	200,703
Repayments of debt obligations	(10,378)	(19,327)
Payments of deferred financing costs	—	(7,221)
Proceeds from issuance of common stock upon exercise of options and warrants	261	—
Payment of tax obligations resulting from net exercise of stock options	(669)	(650)
Net cash (used in) provided by financing activities	(4,981)	173,505
Net change in cash	(84)	1,136
Cash - beginning of year	215	228
Cash - end of year	$131	$1,364
Supplemental disclosures of cash flow information
Cash paid during the year for interest	$3,972	$339
Cash paid during the year for income taxes	$—	$5
Supplemental disclosures of non-cash activity
Common stock surrendered for the exercise of stock options	$244	$238

Non-GAAP Financial Measures
The Company uses EBITDA and EBITDA as a percent of revenue as supplemental non-GAAP measures of performance. We define EBITDA as net income excluding (i) interest expense, (ii) Provision for income tax expense and (iii) depreciation and amortization. EBITDA as a percent of revenue is EBITDA for the measurement period divided by revenue for the same period.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. We believe that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance. EBITDA is not a recognized measurement under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance investors should (i) evaluate adjustments in our reconciliation to the nearest GAAP financial measures and (ii) use non-GAAP measures in addition to, and not as an alternative to, measures of our operating results as defined under GAAP.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure:

	Three Months Ended
	December 31,
(in thousands)	2023	2022	Change
Net income	$2,151	$1,547	$604
(i) Interest expense, net	4,658	1,830	2,828
(ii) Provision for income tax expense	10	544	(534)
(iii) Depreciation and amortization	4,253	2,402	1,851
EBITDA	$11,072	$6,323	$4,749

Net income as a % of revenue	2.2%	2.1%	0.1%
EBITDA as a % of revenue	11.3%	8.7%	2.6%
Revenue	$97,850	$72,738	$25,112